Exhibit (a)(ix)


                FORM OF E-MAIL REMINDER ABOUT EXPIRATION OF OFFER


This is a reminder that if you wish to exchange any of your eligible options pursuant to the PMC-Sierra, Inc. Offer to Exchange Certain Outstanding Options for New Options dated August 27, 2002 (the "Offer"), your must submit your properly completed Election Form via fax or hand delivery (e-mail is not sufficient) for receipt by 9:00 p.m., Pacific Daylight Time, on September 25, 2002 (the "Expiration Date") to:


         All Eligible Persons
         (except in Canada):                  Eligible Persons in Canada:
         -------------------                  --------------------------

         PMC-Sierra, Inc.                     PMC-Sierra, Ltd.
         Treasury Department                  Treasury Department
         Attention: Lydie Dutton              Attention: Nick Schneider
         3975 Freedom Circle                  8555 Baxter Place
         Santa Clara, CA 95054                Burnaby, B.C. V5A 4V7
         Ph:   (408) 239-8160                 Ph:   (604) 415-6636
         Fax: (408) 239-8165                  Fax: (604) 415-6608


This is a firm deadline. If your Election Form is received after this time, it will not be accepted. We urge you to respond early to avoid any last minute problems.

If you have already submitted an Election Form, your election to exchange your options may be withdrawn or changed at any time prior to the Expiration Date. To withdraw your election, you must submit a Notice to Withdraw from the Offer prior to the Expiration Date per the procedures set forth in the Offer. To change your election, you must submit a new Election Form prior to the Expiration Date per the procedures set forth in the Offer.

You  should  direct  questions  about  the  Offer  to  Glen  Kayll,   Treasurer,
PMC-Sierra,   telephone   (408)   988-7717   or  (604)   415-6162,   or   e-mail
treasurer@pmc-sierra.com.


Thank you,

Treasury Department
PMC-Sierra